Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

IMH Secured Loan Fund, LLC
Scottsdale, Arizona

We hereby consent to the inclusion in the consent solicitation/prospectus constituting a part of this Registration Statement of our report dated April 1, 2009 relating to the consolidated financial statements and schedule of IMH Secured Loan Fund, LLC appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the consent solicitation/prospectus.

/S/ BDO SEIDMAN, LLP
Phoenix, Arizona

December 29, 2009